UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 25, 2013

_____________________
 VERSO PAPER CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

_______________________

6775 Lenox Center Court, Suite 400
Memphis, Tennessee 38115-4436
(Address of principal executive offices) (zip code)
(901) 369-4100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On June 25, 2013, the New York Stock Exchange, or “NYSE,” notified us that it has determined to commence proceedings to delist our common stock from the NYSE due to our failure to satisfy the NYSE's continued listing standard relating to market capitalization.

As previously disclosed, on December 21, 2011, the NYSE initially notified us that we had fallen below the NYSE's continued listing standard relating to market capitalization. To maintain our listing, the NYSE requires that we have an average market capitalization over a consecutive 30 trading-day period of at least $75 million. On February 6, 2012, we submitted to the NYSE a plan to achieve compliance with the market capitalization standard within 18 months after the initial notice from the NYSE, and the NYSE notified us of its approval of our plan on March 16, 2012. Our market capitalization exceeded the $75 million requirement during much of the 18-month plan period; however, we were not able to maintain such level at the end of the plan period as required by the NYSE. As of June 21, 2013, the last day of the plan period, our 30 trading-day average market capitalization was $60.5 million.

Under the NYSE's rules, we have the right to a review of the NYSE staff's delisting determination by a committee of the board of directors of the NYSE. We have notified the NYSE that we intend to seek such review. We expect that the NYSE will permit our common stock to continue trading on the NYSE during the review process.

On June 26, 2013, we issued a press release announcing that we had received the NYSE's delisting notice and that we intend to seek a review of the NYSE's determination. A copy of the news release is included as Exhibit 99.1 to this report.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits
The following exhibits are included with this report.

Exhibit
No.	Description

99.1	Press release issued by Verso Paper Corp. on June 26, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2013

VERSO PAPER CORP.

	By:	/s/ Robert P. Mundy
Robert P. Mundy
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release issued by Verso Paper Corp. on June 26, 2013.